                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: July 12, 2002

                                TEAM HEALTH, INC.
             (Exact name of registrant as specified in its charter)

          TENNESSEE                     333-80337                62-1562558
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation                 File Number)          Identification No.)


     1900 WINSTON ROAD, KNOXVILLE, TN                              37919
 (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: (865) 693-1000

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Team Health hereby amends its Current Report on Form 8-K, dated May 15, 2002, relating to the acquisition of Spectrum Healthcare Resources ("SHR") on May 1, 2002. Team Health is filing this amendment for the purpose of including the required financial statements and pro forma financial information with respect to SHR in accordance with the requirements of Form 8-K.

      (a)   Financial Statements of Business Acquired

            The required audited financial statements of SHR as of and for the three years ended September 30, 2001, are filed herewith. The required unaudited condensed financial statements of SHR as of and for the six months ended March 31, 2002, are filed herewith.

      (b)   Pro Forma Financial Information.

            The required pro forma financial statements of Team Health, giving effect to the acquisition of SHR as if it had occurred on March 31, 2002, as to the balance sheet and on January 1, 2002 and 2001, as to the statements of operations, are filed herewith.

      (c)   Exhibits:

            10.18 Stock Purchase Agreement, dated March 29, 2002, between Team Health, Inc., Spectrum Healthcare Services, Inc., the Beneficial Owners of Spectrum Healthcare Services, Inc. and Madison Dearborn Capital Partners, L.P. is incorporated by reference to Team Health's Current Report on Form 8-K filed May 15, 2002, Commission File No. 333-80337.

            99.1 Copy of the press release, dated May 1, 2002, relating to the completion of the acquisition of SHR is incorporated by reference to Team Health's Current Report on Form 8-K filed May 15, 2002, Commission File No. 333-80337.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TEAM HEALTH, INC.
                                            (Registrant)

                                            /s/ David P. Jones
                                            ------------------------------------
                                            David P. Jones
                                            Vice President and Treasurer


Date:  July 12, 2002

                          INDEX TO FINANCIAL STATEMENTS

SPECTRUM HEALTHCARE RESOURCES                                                               PAGE
Report of Independent Auditors .........................................................      1
Combined Balance Sheets as of September 30, 2001 and 2000 ..............................      2
Combined Statements of Operations for the three years ended September 30, 2001 .........      3
Combined Statements of Changes in Owner's Net Investment for the three years ended
   September 30, 2001 ..................................................................      4
Combined Statements of Cash Flows for the three years ended September 30, 2001 .........      5
Notes to Combined Financial Statements .................................................      6
Combined Balance Sheet as of March 31, 2002 (Unaudited) ................................     14
Combined Statements of Operations for the six months ended March 31, 2002 and 2001
   (Unaudited) .........................................................................     15
Combined Statements of Cash Flows for the six months ended March 31, 2002 and 2001
   (Unaudited) .........................................................................     16
Notes to Combined Financial Statements (Unaudited) .....................................     17

TEAM HEALTH, INC .......................................................................
Pro Forma Consolidated Balance Sheet as of March 31, 2002 (Unaudited) ..................     20
Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2002
   (Unaudited) .........................................................................     21
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001
   (Unaudited) .........................................................................     22
Notes to Pro Forma Consolidated Financial Statements (Unaudited) .......................     23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Spectrum Healthcare Services

      We have audited the accompanying combined balance sheets as of September 30, 2001 and 2000, of the corporations listed in Note 1 and the related combined statements of operations, changes in owner's net investment, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations listed in Note 1 at September 30, 2001 and 2000, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

St. Louis, Missouri
April 19, 2002

                          SPECTRUM HEALTHCARE RESOURCES

                             COMBINED BALANCE SHEETS
                 (In Thousands, Except Share and per Share Data)

                                                                SEPTEMBER 30,
                                                              2001         2000
                                                            --------     --------
ASSETS
Current assets:
  Trade receivables, less allowance for doubtful
    accounts ($2,935 and $2,760 in 2001 and 2000,
    respectively)                                           $ 18,436     $ 22,524
  Inventories and other current assets                           552           53
  Deferred income taxes                                        1,625        1,831
                                                            --------     --------
Total current assets                                          20,613       24,408

Property and equipment:
  Buildings and improvements                                     250          252
  Furniture, equipment, and fixtures                             735          506
                                                            --------     --------
                                                                 985          758
  Less accumulated depreciation                                  668          536
                                                            --------     --------
Total property and equipment, net                                317          222

Deferred income taxes                                          1,387        1,053
Other                                                          1,426        1,203
                                                            --------     --------
Total assets                                                $ 23,743     $ 26,886
                                                            ========     ========

LIABILITIES AND OWNER'S INVESTMENT
Current liabilities:
  Accounts payable                                          $    904     $    483
  Accrued payroll and related expenses                         4,885        4,247
  Accrued insurance                                            1,196        1,539
  Other accrued expenses                                       6,831        4,384
                                                            --------     --------
Total current liabilities                                     13,816       10,653

Professional liability claim reserves                          2,127        1,417
Other noncurrent liabilities                                     947          937
                                                            --------     --------
Total noncurrent liabilities                                   3,074        2,354

Owner's net investment:
  Common stock, par value $1.00 per share; 2,000 shares
    authorized; 2,000 shares outstanding                           2            2
  Owner's net investment                                       6,851       13,877
                                                            --------     --------
Total owner's net investment                                   6,853       13,879
                                                            --------     --------
Total liabilities and owner's investment                    $ 23,743     $ 26,886
                                                            ========     ========

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

                        COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                         YEAR ENDED SEPTEMBER 30,
                                                    2001            2000           1999
                                                 ----------      ----------     ----------
Revenues                                         $  145,768      $  116,662     $   75,732

Costs and expenses:
  Costs of services provided                        120,416          98,919         66,903
  Salaries and related costs                          6,397           5,405          3,191
  Depreciation and amortization                         296             294            377
                                                 ----------      ----------     ----------
                                                    127,109         104,618         70,471
                                                 ----------      ----------     ----------

Operating income before holding company
  operating expense allocation                       18,659          12,044          5,261

Holding company operating expense allocation            350             444            434
Holding company depreciation and
  amortization allocation                               115              86            241
                                                 ----------      ----------     ----------

Operating income                                     18,194          11,514          4,586

Interest income                                          49             196             91
Interest expense                                     (1,223)             --           (243)
                                                 ----------      ----------     ----------

Income from operations before income taxes           17,020          11,710          4,434

Provision for income taxes                            6,520           4,484          1,742
                                                 ----------      ----------     ----------

Net income                                       $   10,500      $    7,226     $    2,692
                                                 ==========      ==========     ==========

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

            COMBINED STATEMENTS OF CHANGES IN OWNER'S NET INVESTMENT
                                 (In Thousands)


Balance at September 30, 1998                                          $  3,292

  Net income                                                              2,692

  Net transfer from owner                                                 2,421
                                                                       --------

Balance at September 30, 1999                                             8,405

  Net income                                                              7,226

  Net transfer to owner                                                  (1,752)
                                                                       --------

Balance at September 30, 2000                                            13,879

  Net income                                                             10,500

  Net transfer to owner                                                 (17,526)
                                                                       --------

Balance at September 30, 2001                                          $  6,853
                                                                       ========

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                             YEAR ENDED SEPTEMBER 30,
                                                         2001            2000          1999
                                                       --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $ 10,500       $  7,226       $  2,692
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                          411            380            618
     Deferred income taxes                                 (128)          (395)           (50)
     Provision for doubtful accounts                        175          1,385            898
     Changes in operating assets and liabilities:
         Receivables                                      3,913         (9,012)        (6,627)
         Prepayments and other current assets              (499)            44              1
         Other assets                                      (334)            --            (36)
         Accounts payable and accrued expenses            3,163          2,391           (157)
         Other operating activities                         720            155            713
                                                        --------       --------       --------
Net cash provided by operating activities                17,921          2,174         (1,948)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment                (395)          (422)          (473)
                                                        --------       --------       --------
Net cash used in investing activities                      (395)          (422)          (473)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash remitted to owner                              (17,526)        (1,752)         2,421
                                                        --------       --------       --------
Net cash used in financing activities                   (17,526)        (1,752)         2,421
                                                        --------       --------       --------

Increase in cash and cash equivalents                        --             --             --
Cash and cash equivalents at beginning of year               --             --             --
                                                        --------       --------       --------
Cash and cash equivalents at end of year               $     --       $     --       $     --
                                                        ========       ========       ========

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001


1.       NATURE OF BUSINESS AND BASIS OF PRESENTATION

         Spectrum Healthcare Resources (the Company) is comprised of the combined operations of Spectrum Healthcare Resources of Delaware, Inc. (SHRD) and Spectrum Primary Care of Delaware, Inc. (SPCD), together with their wholly owned subsidiaries. The Company provides health care management services to military treatment facilities for beneficiaries of U.S. military personnel through TRICARE. Services are generally provided utilizing independent physician contractors, employed paraprofessionals, and support staff. SHRD and SPCD are both wholly owned subsidiaries of Spectrum Healthcare Services, Inc. (SHS).

2.       SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

         All majority-owned subsidiaries of SHRD and SPCD are consolidated, and all intercompany accounts and transactions are eliminated. The accounts of SHRD and SPCD have been combined for reporting purposes, and all intercompany accounts and transactions are eliminated.

USE OF ESTIMATES

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting these financial statements are the accrual estimates for employee health care claims payable, workers' compensation, and professional liability claims (see Note 5). Actual results could differ from these estimates.

CASH

         SHS principally utilizes a centralized cash management system. Under this system, the Company's cash requirements are provided directly by SHS; similarly, cash generated by the Company is remitted directly to SHS. All charges and allocation of costs for functions and services provided by SHS are deemed paid by the Company, in cash, in the period in which the cost is recorded in the combined financial statements. Intercompany balances with SHS and its affiliates, net of cash, are included in owner's net investment.

                          SPECTRUM HEALTHCARE RESOURCES

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist primarily of trade receivables and accounts payable. At September 30, 2001 and 2000, the book values of trade receivables and accounts payable approximate their fair value.

DEBT MANAGEMENT

         In November 2000, SHS amended and restated its loan agreement with its bank group. The amended and restated agreement provides a $110 million credit facility consisting of a $50 million five-year term loan and a $60 million five-year revolving credit line. SHS borrowings under this credit facility were approximately $60 million at September 30, 2001. The loan agreement contains various covenants which, among other things, require the maintenance of interest and fixed charge coverages, a maximum total debt leverage ratio, a minimum EBITDA level, and limitations on capital expenditures, investments, indebtedness, liens, and sales of assets. Amounts due under the loan agreement are guaranteed by the principal subsidiaries of SHS, including the Company, and are secured by essentially all of the assets of SHS and its subsidiaries, including the Company.

         In December 2000, SHS issued $24.0 million of junior subordinated notes payable on which interest accrues at a rate of 10 percent per annum with payment due upon maturity in December 2006.

         No long-term debt or payable under junior subordinated notes has been pushed down to the Company. However, interest under all borrowings and junior subordinated notes payable is allocated to the subsidiaries of SHS, including the Company, and has been included in the statements of operations. SHS has entered into an interest rate swap under which the variable interest rate on $20 million of borrowings under the credit facility is swapped to a fixed interest rate of 7.8 percent. In addition, SHS purchased an interest cap under which the variable interest rate on $15 million of borrowings under the credit facility is capped at 9 percent. Allocated interest charges included the effect of marking the interest rate swap and interest rate cap to market.

REVENUE AND COST RECOGNITION

         The Company engages principally in hourly rate contracts as a subcontractor to the prime contractor holding a contract with the government. Revenues earned under hourly contracts (84 percent, 80 percent, and 67 percent of revenue in 2001, 2000, and 1999, respectively) with prime contractors are recognized in the period that services are rendered. Costs of services provided include the compensation of physicians, paraprofessionals, nurses, and other health care personnel, including any related benefits. The costs of services provided are recognized in the period in which they are provided based primarily on hours worked.

         Other contractual arrangements include fee-for-service contracts (16 percent, 20 percent, and 33 percent of revenue in 2001, 2000, and 1999, respectively) where the Company bills and

                          SPECTRUM HEALTHCARE RESOURCES
collects the charges for medical services provided by its contracted health care professionals and assumes risk related to patient volume, reimbursement rates, and collections.

INCOME TAXES

         The Company's results have been included in consolidated returns filed with federal and various state jurisdictions in which the Company operates. In state jurisdictions that do not allow consolidated returns, separate returns have been filed. The provision for income taxes, the related assets and liabilities, and the related note disclosures are presented as if the Company had filed separate tax returns.

         The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and depreciated over the estimated useful lives on a straight-line basis. Gains and losses on dispositions are included in operating results. Maintenance and repairs are charged to operations currently, and replacements and significant improvements are capitalized. The estimated useful lives for the major categories of property and equipment are 10 to 30 years for buildings and improvements and 3 to 10 years for furniture, equipment, and fixtures. Leasehold improvements are amortized over the useful life or the remaining term of the lease, whichever is shorter. Depreciation expense in fiscal years 2001, 2000, and 1999 was $300,000, $299,000, and $558,000, respectively.

STOCK-BASED COMPENSATION

         Certain employees of the Company participate in the SHS Stock Option Plan. SHS accounts for its stock-based compensation plans for employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been charged to earnings for options granted, as the number of shares was fixed and the option price equaled or exceeded the market price on the date of grant for all options. The pro forma disclosures under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, have not been made, as this information is not relevant to the operating results of the Company.

RECLASSIFICATIONS

         Certain reclassifications have been made to the 2000 combined financial statements to conform to the current year presentation.

                          SPECTRUM HEALTHCARE RESOURCES

3.       MAJOR CUSTOMER CONCENTRATIONS

         The Company operates as a subcontractor to the prime contractor that holds contracts with the government. Following are the primary prime contractors with which the Company has subcontracts and the percent of current fiscal year revenue and accounts receivable under each respective contract.

                                           2001                   2000             1999
                                    ---------------------  --------------------   -------
                                                ACCOUNTS              ACCOUNTS
                                    REVENUE    RECEIVABLE  REVENUE   RECEIVABLE   REVENUE
                                    ---------------------  --------------------   -------

HealthNet                             58.6%      49.7%      58.0%      57.7%      60.6%
Humana Military Healthcare
   Services (previously Anthem
   Alliance)                          29.7%      34.9%      26.0%      30.2%      21.6%
TriWest Healthcare Alliance           11.7%      13.7%      12.5%       7.2%      16.7%

4.       INCOME TAXES

         The provision for income taxes consists of:

                          2001          2000          1999
                        -------       -------       -------
                               (In Thousands)
Current:
   Federal              $ 5,623       $ 4,127       $ 1,516
   State and local        1,025           752           276
                        -------       -------       -------
                          6,648         4,879         1,792

Deferred:
   Federal                 (108)         (335)          (42)
   State and local          (20)          (60)           (8)
                        -------       -------       -------
                           (128)         (395)          (50)
                        -------       -------       -------
                        $ 6,520       $ 4,484       $ 1,742
                        =======       =======       =======

                          SPECTRUM HEALTHCARE RESOURCES

         The provision for income taxes varies from the amount determined by applying the U.S. federal statutory rate to income before income taxes as a result of the following:

                                                      2001        2000        1999
                                                      ----        ----        ----
                                                       (Percent of Pretax Income)

U.S. statutory income tax rate                        35.0%       35.0%       35.0%
Increase in taxes, resulting from state income
taxes, net of federal tax benefit                      4.0%        4.0%        4.0%
Permanent book/tax differences                        (0.7%)      (0.7%)       0.3%
                                                      ----        ----        ----
Effective income tax rate                             38.3%       38.3%       39.3%
                                                      ====        ====        ====

         As of September 30, the components of the net deferred tax asset are as follows:

                                                 2001       2000
                                               ------      ------
                                                (In Thousands)
Accruals and receivable allowances             $1,625      $1,831
Accrual for professional liability claims         709         440
Property and equipment                            163          89
Deferred compensation                             490         465
Other                                              25          59
                                               ------      ------
                                               $3,012      $2,884
                                               ======      ======

5.       PROFESSIONAL LIABILITY INSURANCE

         The Company maintains professional liability (medical malpractice) insurance in amounts that it considers appropriate based upon the nature of its business and past claims experience. This coverage is for all health care employees and is offered to the Company's independently contracted physicians. The Company's professional liability program involves occurrence-based insurance, claims-made insurance, self-insured retention and accruals for tail malpractice liabilities. The amount of uninsured liabilities is based on management's evaluation, arrived at after consultation with independent actuaries. The ultimate amount of such liabilities may differ from the amount provided, and any resulting change in estimate will be reflected in the period in which such change becomes apparent. Professional liability insurance expense was $444,000, $631,000, and $597,000 in the fiscal years 2001, 2000, and 1999, respectively. During fiscal year 2001, one of the Company's primary insurance carriers for certain historical years was placed into receivership by the state in which it is organized. Management believes that any potential exposure for malpractice claims in those years will not have a material adverse impact on the Company's financial statements.

                          SPECTRUM HEALTHCARE RESOURCES

6.       CAPITAL STOCK

         The Company has 2,000 authorized shares, par value $1.00, common stock, of which 2,000 shares are issued and outstanding at September 30, 2001 and 2000. No change in the number of authorized or issued shares occurred during the two years ended September 30, 2001.

7.       RELATED-PARTY TRANSACTIONS

         SHS provides certain holding company services to the Company, including corporate and group management, certain legal services, and other indirect administrative functions. The holding company operating expenses allocated to the Company included in these combined financial statements were $350,000, $444,000, and $434,000 for the fiscal years 2001, 2000, and 1999, respectively.

         The methodology utilized to allocate the holding company's operating expenses to the Company was based on specific identification of expenses incurred on behalf of the Company, with all other expenses allocated based on the percentage of the Company's revenue to total SHS revenue.

         The Company utilizes various overhead services provided by other SHS affiliates, including tax, treasury, executive management support, administrative services, and information technology services. The charges allocated to the Company for these services represent both allocations of common costs and specifically identified expenses that are incurred on behalf of the Company by other SHS affiliates. The amounts charged to the Company for these services may not necessarily be representative of the costs that would be incurred by the Company on a stand-alone basis. Costs charged for these services are reflected within cost of services provided in the accompanying combined statements of operations and totaled $948,000, $851,000, and $1,822,000 for the years ended September 30, 2001, 2000, and 1999, respectively.

8.       LEASES

         SHS leases office space which the Company occupies and for which the Company is jointly and severally liable. The Company receives an allocation of lease costs from SHS based on head count. The Company leases certain other office space, fax machines, and medical and computer equipment under noncancelable operating leases with terms ranging from one year to eight years. Rental expense was approximately $1.2 million for fiscal years 2001, 2000, and 1999.

                          SPECTRUM HEALTHCARE RESOURCES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         The Company's share of future minimum rental commitments under all noncancelable operating leases as of September 30, 2001 is as follows:

                                   (In Thousands)
2002                                  $  972
2003                                     407
2004                                      94
2005                                      77
2006 and thereafter                       58
                                      ------
Total minimum rental obligations      $1,608
                                      ======

9.       EMPLOYEE PROFIT SHARING PLANS

         SHS provides an employee savings plan in which the Company's employees participate that permits employees to make contributions in accordance with Internal Revenue Code Section 401(k). Employees who meet age and service requirements are eligible to participate by contributing up to 21 percent of their pretax compensation. SHS provides a discretionary match based upon the employee's status and SHS's operating results.

         For those individuals who are considered highly compensated, SHS provides a non-qualified deferred compensation plan in which certain of the Company's employees participate. Employees are allowed to contribute up to 21 percent of their compensation, with SHS providing a discretionary match each year based on SHS's operating results.

         Total expense recognized by the Company under these plans was $349,000, $248,000, and $136,000 in fiscal years 2001, 2000, and 1999, respectively.

10.      SUBSEQUENT EVENTS

         On November 30, 2001, SHS effected a separation of its military (the Company) and correctional health care businesses. The separation was accomplished through the exchange of the common stock of Spectrum Healthcare of Delaware, Inc. (Spectrum Delaware), which owns the correctional health care business, for the junior subordinated notes of SHS and subsequent contribution of the Spectrum Delaware stock to a newly created limited liability corporation, Spectrum Holdings of Delaware LLC (the LLC), in exchange for preferred units in the LLC. The common stock of SHS was also contributed by shareholders to the LLC in exchange for common units in the LLC. As a result of the transaction, SHS, which owns the Company, and Spectrum Delaware are directly owned by the LLC. The former shareholders and junior subordinated noteholders of SHS are now the common and preferred unitholders, respectively, of the LLC. Spectrum Healthcare, Inc., the borrower under the bank Loan Agreement, remains a subsidiary of SHS and will provide funding to Spectrum Delaware as needed. Spectrum Delaware and its subsidiaries, along with the Company, continue to guarantee the Loan Agreement and have pledged substantially all of their assets with respect thereto. SHS, Spectrum Delaware, and their subsidiaries will provide services to each other, on an arm's-length basis, under a services

                          SPECTRUM HEALTHCARE RESOURCES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

agreement. In addition, Spectrum Delaware owes SHS approximately $25 million under a promissory note created to reflect an allocation of debt prior to the separation.

         On March 29, 2002, SHS and Team Health, Inc. entered into a definitive agreement whereby Team Health, Inc. would purchase all of the issued and outstanding shares of the SHS common stock, par value $0.01 per share, for approximately $147 million, as adjusted for certain settlements. All existing outstanding debt of SHS will be retired. The acquisition will be financed through a combination of existing cash and a new financing commitment arranged by Bank of America, N.A. and Fleet National Bank. In conjunction with this acquisition, Team Health, Inc. will also gain control of the Company. Certain shareholders of the Company are also shareholders of Team Health, Inc. The agreement is expected to be finalized on April 30, 2002.

                          SPECTRUM HEALTHCARE RESOURCES

                       COMBINED BALANCE SHEET (UNAUDITED)
                 (In Thousands, Except Share and per Share Data)

                                                                               MARCH 31, 2002
                                                                               --------------
ASSETS
Current assets:
    Trade receivables, net                                                       $23,320
    Inventories and other current assets                                             529
    Deferred income taxes                                                          1,949
                                                                               --------------
Total current assets                                                              25,798

Property and equipment, net                                                          462

Deferred income taxes                                                              1,014
Other                                                                              1,739
                                                                               --------------
Total assets                                                                     $29,013
                                                                               ==============

LIABILITIES AND OWNER'S INVESTMENT
Current liabilities:
    Accounts payable                                                             $   191
    Accrued payroll and related expenses                                           4,728
    Accrued insurance                                                              1,555
    Other accrued expenses                                                         9,980
                                                                               --------------
Total current liabilities                                                         16,454

Professional liability claim reserves                                              1,059
Other noncurrent liabilities                                                       2,116
                                                                               --------------
Total noncurrent liabilities                                                       3,175

Owner's net investment:
    Common stock, par value $1.00 per share; 2,000 shares authorized; 2,000
       shares outstanding                                                              2
    Owner's net investment                                                         9,382
                                                                               --------------

Total owner's net investment                                                       9,384
                                                                               --------------
Total liabilities and owner's investment                                         $29,013
                                                                               ==============

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

                  COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (In Thousands)

                                                                          SIX MONTHS ENDED MARCH 31,
                                                                            2002           2001
                                                                          --------       --------
Revenues                                                                  $ 83,099       $ 70,175

Costs and expenses:
   Costs of services provided                                               69,177         57,232
   Salaries and related costs                                                3,437          3,839
   Depreciation and amortization                                               190            149
                                                                           --------       --------
                                                                            72,804         61,220
                                                                           --------       --------

Operating income before holding company operating expense allocation        10,295          8,955

Holding company operating expense allocation                                   571            185
Holding company depreciation and amortization allocation                        68             56
                                                                           --------       --------

Operating income                                                             9,656          8,714

Interest income                                                                  2             44
Interest expense                                                              (509)          (404)
                                                                           --------       --------

Income from operations before income taxes                                   9,149          8,354

Provision for income taxes                                                   3,768          3,223
                                                                           --------       --------

Net income                                                                $  5,381       $  5,131
                                                                           ========       ========

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

                  COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In Thousands)

                                                            SIX MONTHS ENDED MARCH 31,
                                                          2002                      2001
                                                         ------                    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                3,157                     12,145

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment               (307)                      (175)
                                                         ------                    -------
Net cash used in investing activities                     (307)                      (175)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash remitted to owner                              (2,850)                   (11,970)
                                                        ------                    -------
Net cash used in financing activities                   (2,850)                   (11,970)

Increase in cash and cash equivalents                       --                         --
Cash and cash equivalents at beginning of period            --                         --
                                                        ------                    -------
Cash and cash equivalents at end of period            $     --                   $     --
                                                        ======                    =======

See accompanying notes.

                          SPECTRUM HEALTHCARE RESOURCES

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002


1.    BASIS OF PRESENTATION

      Spectrum Healthcare Resources (the "Company") is comprised of the combined operations of Spectrum Healthcare Resources of Delaware, Inc. (SHRD) and Spectrum Primary Care of Delaware, Inc. (SPCD), together with their wholly owned subsidiaries. The Company provides health care management services to military treatment facilities for beneficiaries of U.S. military personnel through TRICARE. Services are generally provided utilizing independent physician contractors, employed paraprofessionals, and support staff. SHRD and SPCD are both wholly owned subsidiaries of Spectrum Healthcare Services, Inc. (SHS).

      The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

      In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements and footnote disclosures should be read in conjunction with the September 30, 2001 audited combined financial statements and the notes thereto.

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

2.    RECAPITALIZATION OF SHS

      On November 30, 2001, SHS effected a separation of its military (the Company) and correctional health care businesses. The separation was accomplished through the exchange of the common stock of Spectrum Healthcare of Delaware, Inc. (Spectrum Delaware), which owns the correctional health care business, for the junior subordinated notes of SHS and subsequent contribution of the Spectrum Delaware stock to a newly created limited liability corporation, Spectrum Holdings of Delaware LLC (the LLC), in exchange for preferred units in the LLC. The common stock of SHS was also contributed by shareholders to the LLC in exchange for common units in the LLC. As a result of the transaction, SHS, which owns the Company, and Spectrum Delaware are directly owned by the LLC. The former shareholders and junior subordinated noteholders of SHS are now the common and preferred unitholders, respectively, of the LLC. Spectrum Healthcare, Inc., the borrower under the bank Loan Agreement, remains a subsidiary of SHS and will provide funding to Spectrum Delaware as needed. Spectrum Delaware and its subsidiaries, along with the Company, continue to guarantee the Loan Agreement and have pledged substantially all of their assets with respect thereto. SHS, Spectrum Delaware, and their

                          SPECTRUM HEALTHCARE RESOURCES
subsidiaries will provide services to each other, on an arm's-length basis, under a services agreement. In addition, Spectrum Delaware owes SHS approximately $25 million under a promissory note created to reflect an allocation of debt prior to the separation.

3.    PROFESSIONAL LIABILITY INSURANCE

      The Company maintains professional liability (medical malpractice) insurance in amounts that it considers appropriate based upon the nature of its business and past claims experience. This coverage is for all health care employees and is offered to the Company's independently contracted physicians. The Company's professional liability program involves occurrence-based insurance, claims-made insurance, self-insured retention and accruals for tail malpractice liabilities. The amount of uninsured liabilities is based on management's evaluation, arrived at after consultation with independent actuaries. The ultimate amount of such liabilities may differ from the amount provided, and any resulting change in estimate will be reflected in the period in which such change becomes apparent.

      During fiscal year 2001, one of the Company's primary insurance carriers for certain historical years was placed into receivership by the state in which it is organized. Management believes that any potential exposure for malpractice claims in those years will not have a material adverse impact on the Company's financial statements.

4.    SUBSEQUENT EVENT

      On March 29, 2002, SHS and Team Health, Inc. (Team Health) entered into a definitive agreement whereby Team Health agreed to purchase all of the issued and outstanding SHS common stock, par value $0.01 per share, and fund the repayment of all SHS outstanding debt for approximately $147 million. The acquisition of SHS by Team Health was completed on May 1, 2002. The $147 million purchase price will be subject to adjustment during the 90-day period subsequent to April 30, 2002 for actual working capital at April 30, 2002.

                                TEAM HEALTH, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



      On May 1, 2002, Team Health acquired Spectrum Healthcare Resources ("SHR") and refinanced its senior bank credit facilities.

      The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2002 gives effect to the acquisition of SHR by Team Health and the refinancing of Team Health's senior bank credit facilities as if the transactions had been completed as of March 31, 2002.

      The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001, and the three months ended March 31, 2002, give effect to the acquisition of SHR by Team Health and the refinancing of Team Health's senior bank credit facilities as if the transactions had been completed at the beginning of the periods presented.

      The pro forma condensed consolidated financial information presented herein does not purport to represent what Team Health's results of operations or financial position would have been had such transaction, in fact, occurred at the beginning of the periods presented or to project Team Health's results of operations for any future period. The pro forma results of operations are not necessarily indicative of the results that may be expected from such acquisition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Team Health, included in its Annual Report on Form 10-K for the year ended December 31, 2001, the unaudited condensed consolidated financial statements of Team Health, included in its Quarterly Report on Form 10-Q for the period ended March 31, 2002, and the financial statements of SHR, included elsewhere in this Current Report on Form 8-K/A. Certain reclassifications have been made in SHR's historical financial statements included in the pro forma financial statements to conform to Team Health's presentation.

                         PRO FORMA FINANCIAL STATEMENTS
                                  BALANCE SHEET
                                 MARCH 31, 2002


                                                                                                                     Pro Forma
                                                                     Historical                    Pro Forma          Financial
                                                      Team Health       SHR         Total         Adjustments        Statements
                                                      -----------     -------      --------       -----------        ----------
ASSETS
Current assets:
 Cash and cash equivalents                               $52,943           $-       $52,943          $225,000 (a)       $13,971
                                                                                                    (110,862) (b)
                                                                                                      (5,082) (c)
                                                                                                    (148,028) (d)
 Accounts receivable, net                                128,721       23,320       152,041                             152,041
 Prepaid expenses and other current assets                 6,175          529         6,704                               6,704
 Income tax receivable                                       567            -           567                                 567
                                                        --------      -------      --------          --------          --------
Total current assets                                     188,406       23,849       212,255          (38,972)           173,283
Property and equipment, net                               18,968          462        19,430                              19,430
Intangibles, net                                          22,678            -        22,678            12,950 (d)        35,628
Goodwill                                                  33,346            -        33,346           122,134 (d)       155,480
Deferred income taxes                                     75,386        1,014        76,400                              76,400
Other                                                     16,011        1,739        17,750             1,712 (c)        21,794
                                                                                                        2,332 (d)
                                                        --------      -------      --------          --------          --------
                                                        $354,795      $27,064      $381,859          $100,156          $482,015
                                                        ========      =======      ========          ========          ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable                                        $11,824         $191       $12,015          $                  $12,015
 Accrued compensation and physician payable               47,796        4,728        52,524                              52,524
 Other accrued liabilities                                 7,401        9,203        16,604           (1,228) (d)        15,376
 Income taxes payable                                      1,622        2,332         3,954           (1,348) (c)         2,606
 Current maturities of long-term debt                     20,462            -        20,462             8,250 (a)         8,250
                                                                                                     (20,462) (b)
Deferred income taxes                                      3,673      (1,949)         1,724                               1,724
                                                        --------      -------      --------          --------          --------
Total current liabilities                                 92,778       14,505       107,283          (14,788)            92,495
Long-term debt, less current maturities                  190,400            -       190,400           216,750 (a)       316,750
                                                                                                     (90,400) (b)
Other non-current liabilities                             35,165        3,175        38,340                              38,340
Mandatory redeemable preferred stock                     134,004            -       134,004                             134,004
Commitments and Contingencies
Common stock                                                 100            2           102               (2) (d)           100
Additional paid in capital                                    49            -            49                                  49
Retained earnings (deficit)                             (97,701)        9,382      (88,319)           (2,022) (c)      (99,723)
                                                                                                      (9,382) (d)
                                                        --------      -------      --------          --------          --------
                                                        $354,795      $27,064      $381,859          $100,156          $482,015
                                                        ========      =======      ========          ========          ========

                         PRO FORMA FINANCIAL STATEMENTS
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002


                                                              Historical Financial Statements                        Pro Forma
                                                            ---------------------------------          Pro Forma     Financial
                                                            Team Health        SHR      Total         Adjustments    Statements (1)
                                                            -----------        ---      -----         -----------    --------------
Net revenue                                                   $263,727     $ 42,672     $306,399        $             $306,399
Provision for uncollectibles                                    90,817          166       90,983                        90,983
                                                              --------     --------     --------        --------      --------
   Net revenue less provision for
   uncollectibles                                              172,910       42,506      215,416                       215,416
Professional expenses                                          137,527       35,328      172,855                       172,855
                                                              --------     --------     --------        --------      --------
  Gross profit                                                  35,383        7,178       42,561                        42,561
General and administrative expenses                             17,187        2,184       19,371                        19,371
Management fee and other expenses                                  138           --          138                           138
Depreciation and amortization                                    3,568          134        3,702           1,943(g)      5,645
Interest expense, net                                            5,276          210        5,486             974(e)      6,609
                                                                                                             149(f)
                                                              --------     --------     --------        --------      --------
   Earnings before income taxes and
   cumulative effect of change in
   accounting principle                                          9,214        4,650       13,864          (3,066)       10,798
Income tax expense                                               3,824        1,910        5,734            (449)(h)     5,285
                                                              --------     --------     --------        --------      --------
   Earnings before cumulative effect of
   change in accounting principle                                5,390        2,740        8,130          (2,617)        5,513
Dividends on preferred stock                                     3,225           --        3,225                         3,225
                                                              --------     --------     --------        --------      --------
   Net earnings before cumulative effect
   of change in accounting principle
   available to common stockholders                           $  2,165     $  2,740     $  4,905        $ (2,617)     $  2,288
                                                              ========     ========     ========        ========      ========


1 These pro forma financial results exclude the effect of writing-off $3.4 million of deferred financing costs related to the Company's senior bank credit facilities that were refinanced with new senior bank credit facilities. The write-off of such costs would be presented as an extraordinary loss of $2.0 million, net of taxes of $1.4 million.

                         PRO FORMA FINANCIAL STATEMENTS
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                                Historical Financial Statements                        Pro Forma
                                                                ---------------------------------       Pro Forma      Financial
                                                                Team Health     SHR (2)     Total      Adjustments    Statements (1)
                                                                -----------     -------     -----      -----------    --------------

Net revenue                                                    $   965,285    $146,273   $1,111,558   $              $  1,111,558
Provision for uncollectibles                                       336,218         505      336,723                       336,723
                                                                ----------     --------   ---------    ---------      ------------
  Net revenue less provision for uncollectibles                    629,067     145,768      774,835                       774,835
Professional expenses                                              523,154     120,416      643,570                       643,570
                                                                ----------     --------   ---------    ---------      ------------
  Gross profit                                                     105,913      25,352      131,265                       131,265
General and administrative expenses                                 63,998       6,747       70,745                        70,745
Management fee and other expenses                                      649           -          649                           649
Impairment of intangibles                                            4,137           -        4,137                         4,137
Depreciation and amortization                                       14,978         411       15,389      13,877(g)         29,266
Interest expense, net                                               22,739       1,174       23,913         776(e)         26,199
                                                                                                          1,510(f)
                                                                ----------     --------   ---------    ---------      ------------
  Earnings (loss) before income taxes and extraordinary item         (588)      17,020       16,432     (16,163)              269
Income tax expense                                                     871       6,520        7,391        (914)(h)         6,477
                                                                ----------     --------   ---------    ---------      ------------
  Net earnings (loss) before extraordinary item                    (1,459)      10,500        9,041     (15,249)           (6,208)
Dividends on preferred stock                                        11,889           -       11,889                        11,889
                                                                ----------     --------   ---------    ---------      ------------
   Net earnings (loss) before extraordinary item available
     to common stockholders                                     $  (13,348)    $ 10,500   $  (2,848)   $ (15,249)     $    (18,097)
                                                                ==========     ========   =========    =========      ============


1 These pro forma financial results exclude the effect of writing-off $3.4 million of deferred financing costs related to the Company's senior bank credit facilities that were refinanced with new senior bank credit facilities. The write-off of such costs would be presented as an extraordinary loss of $2.0 million, net of taxes of $1.4 million.


2 The SHR historical financial statements are for the twelve months ended September 30, 2001.

                                        7
                         PRO FORMA FINANCIAL STATEMENTS
                              PRO FORMA ADJUSTMENTS


          Adjustment                                        Description

              (a) To reflect the borrowing of $225.0 million to finance the acquisition of SHR and retire existing Team Health debt.

              (b) To reflect the repayment of $110.9 million of existing Team Health debt.

              (c) To reflect the cost of new deferred financing costs and the write-off of previously deferred financing costs as follows:

                     New deferred financing costs                                                                      $5,082
                     Write-off of previously deferred financing costs                                                  (3,370)
                                                                                                                       ------
                     Change in other assets                                                                            $1,712
                                                                                                                       ======

                     The pro forma adjustment to retained earnings and income taxes payable reflects the effect of writing-off previously deferred financing costs of $3,370, net of related income tax effect of $1,348


             (d) To reflect the consideration rendered for the acquisition of SHR and to reflect purchase price allocation adjustments to reflect assets acquired and liabilities at their estimated fair values:

             Consideration rendered:
                        Purchase of stock                                                                            $ 77,927
                        Repayment of assumed debt                                                                      62,150
                        Purchase from a third party of a note receivable due from the parent of SHR                     6,951
                        Estimated acquisition costs                                                                     1,000
                                                                                                                     --------
                           Total estimated consideration                                                             $148,028
                                                                                                                     ========

             Purchase price related pro forma adjustments:
                     Adjustments to reflect assets acquired at fair value:
                        Intangibles                                                                     $ 12,950
                        Goodwill                                                                         122,134
                        Note receivable                                                                    6,951
                        Other assets                                                                       2,332     $144,367
                                                                                                        --------

                     Adjustments to reflect liabilities assumed at fair value:
                        Note payable                                                                     (6,951)
                        Other accrued liabilities                                                          1,228      (5,723)
                                                                                                        --------

                     Pro forma adjustments to eliminate SHR's historical equity:
                        Common stock                                                                           2
                        Retained earnings                                                                  9,382        9,384
                                                                                                        --------     --------
                                                                                                                     $148,028
                                                                                                                     ========

             (e) To reflect the exclusion of Team Health and SHR's historical interest expense related to the debt that was repaid, and the inclusion of Team Health's pro forma interest expense related to the debt used to finance the SHR acquisition and retire outstanding Team Health debt.

             (f) To reflect the estimated pro forma effect of Team Health interest income previously earned on the $39.9 million of cash used for the acquisition of SHR.

             (g) To reflect the elimination of SHR's historical depreciation and amortization expense, and the inclusion of Team Health's estimated depreciation of property and equipment and amortization of intangible assets, including goodwill in 2001.

             (h) To reflect the elimination of SHR's historical income taxes and the inclusion of pro forma income taxes applied to adjusted pro forma pre-tax earnings.